Exhibit 99.3

August 16, 2026

To:	Lynda Chervil, CEO Internet Sciences Inc. (ISI)

From:	Keith R. Wyche

Subject:	Resignation from ISI Board of Directors

Effective immediately, consider this my letter of resignation as a board member of internet Sciences Inc. (ISI). I appreciate the opportunity to serve and wish the organization the very best.

Kindly,

/s/ Keith R. Wyche

Keith R. Wyche